January 26, 2011

China INSOnline Corp.

Attn.: Mr. Zhenyu Wang
Chairman & CEO

Re: Forgiveness and cancellation of the all outstanding loan balances with China INSOnline Corp. and its subsidiaries

I, Zhenyu Wang, hereby forgive and cancel all outstanding loan balances (the "loans") advanced to China INSOnline Corp. and its subsidiaries during the period from January 1, 2008 to December 31, 2010 in the aggregate amount to $709,587 effective from the date of this letter. As a result of such forgiveness and cancellation of the Loans to China INSOnline Corp. and its subsidiaries, as applicable, I understand that I do not have any further rights, obligations and/or claims arising out of or pursuant to the outstanding balances with China INSOnlice Corp.

Yours faithfully,

Zhenyu Wang

ACCEPTED AND AGREED TO:
As of January 26, 2011
China INSOnline Corp.

By: ____________________________
Name: Mingfei Yang
Title: Chief Financial Officer